SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party Other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ] Confidential, for Use of the
                                              Commission Only (as permitted by
[ ]  Definitive Proxy Statement               Rule 14a-6(e)(2))

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   PACIFICORP
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

June 15, 1999

Editors:

1. Attached is a copy of a news release from the Washington Utilities and Transportation Commission (WUTC), announcing the WUTC staff's recommendation to approve the merger between ScottishPower and PacifiCorp.

In response to this development, PacifiCorp CEO-designate Alan Richardson said today:

"We are very pleased that by recommending approval of our merger, the WUTC staff has seen the benefits our combined company will bring to customers. We worked closely with the staff to achieve this positive position."

2. ScottishPower shareholders voted to approve the merger today. PacifiCorp shareholders are scheduled to vote on the merger on Thursday, June 17.

For further information:
Rachel Sherrard, ScottishPower, for media, (503) 797-7567
Leslie Carlson, PacifiCorp, for media, (503) 813-7282
Angela Hult, PacifiCorp, for investors, (503) 813-7234

                                   [WUTC LOGO]



WUTC staff recommend approval of ScottishPower's plan to acquire PacifiCorp

Merger represents first proposed takeover of a U.S. utility by a foreign company



OLYMPIA, Wash. - ScottishPower, the United Kingdom's largest electric company, received an approval recommendation today from the commission utilities staff for its proposed acquisition of Portland, Ore.-based PacifiCorp.

Saying the merger is in the public interest, should improve customer service and benefit ratepayers, staff members of the Washington Utilities and Transportation Commission (WUTC) recommended approval of ScottishPower's plan to buy PacifiCorp.

The three-member WUTC will make a final decision on the merger this fall. The commission sets PacifiCorp's rates, which allow the utility to recover those costs and make a profit on its investment. Evidentiary hearings will take place Aug. 17 to Aug. 20 at the commission's headquarters in Olympia, Wash. A public hearing on the proposed merger is scheduled from 6 to 9 p.m. Monday, Aug. 23 in the Kiva Room at Davis High School, 212 S. Sixth Ave., Yakima.

Under staff's adoption of ScottishPower's proposal, Washington customers of PacifiCorp could expect fewer power outages, faster response times and money-back guarantees. The new company also would be required to develop an educational program to inform customers about their new customer- service rights.

"Based on the planned system reliability improvements and customer service guarantees, Washington customers should expect to receive improved service following the acquisition than otherwise would have been received from PacifiCorp," said staff in submitting written testimony.

ScottishPower has proposed eight customer service guarantees, which include paying customers for outages and missed appointments. For example, if the electricity goes out due to a failure in PacifiCorp's system and it's not restored within 24 hours, each residential customer would receive $50. The company must pay business and industrial customers $100 for a 24-hour outage. The average PacifiCorp customer went without power for 68 minutes in 1997 and 90 minutes in 1998.

Last year, PacifiCorp answered 55 percent of telephone calls within 45 seconds at the Portland business center where Washington's customers calls are routed and answered. Within 4 months after the merger is completed, the company is ensuring that 80 percent of phone calls will be answered within 30 seconds. "The company's commitment to 80 percent answered within 30 seconds represents a substantial improvement in service to customers," said commission staff.

In addition, the utility is proposing to report back on a commission complaint within two working days, invest in system improvements and restore power within three hours 80 percent of the time. The company estimated between 1995 and 1998, customers had their electricity restored within three hours from a low of 49 percent in 1996 to a high of 84 percent in 1997.

ScottishPower must get regulatory approval from all five state utilities commissions in which PacifiCorp operates (Oregon, Wyoming, Idaho, Utah and Washington), as well as the United States Federal Energy Regulatory Commission, before stockholders of the companies vote on it. Regulators in the United Kingdom and Australia have already approved the merger. Final approval is not expected before the end of the year. If approved, the merger would mark the first time a foreign company has purchased a major American electric-utility company.

In Washington, PacifiCorp serves 115,924 customers in five Southcentral to Southeastern counties: Yakima, Walla Walla, Kittitas, Garfield and Columbia, including the cities of Yakima, Toppenish, Sunnyside, Walla Walla and Dayton. PacifiCorp operates 17 coal plants and 52 hydroelectric facilities which generate 8300 megawatts of electricity.

Glasgow-based ScottishPower agreed to buy PacifiCorp last December for $6.3 billion. PacifiCorp is the third largest electric utility west of the Mississippi River with 1.4 million customers and about 10,000 employees in five Western states - Oregon, Utah, Wyoming, Idaho and Washington. The combined company, which will be known as ScottishPower plc (public limited company), will have some 7 million customers and 23,500 employees worldwide, making it by some measures one of the world's top 10 utilities.

                                       ###

For more information, contact Marilyn Meehan at 360-664-1125.

For further information:                                   For immediate release
                                                               June 16, 1999

Rachel Sherrard, ScottishPower, for media, 503 797 7567
Leslie Carlson, PacifiCorp, for media, 503 813 7282
Angela Hult, PacifiCorp, for investors, 503 813 7234


                  FERC Approves ScottishPower/PacifiCorp Merger

     PORTLAND, Oregon-ScottishPower and PacifiCorp cleared a significant regulatory hurdle today with approval for the merger of the two companies from the U.S. Federal Energy Regulatory Commission, the companies said.

     "FERC's action is a key U.S. regulatory approval and keeps us on track to complete this transaction later this year," said Keith McKennon, Chairman and Chief Executive Officer of PacifiCorp.

     "We are delighted that the FERC has given approval for the proposed merger with PacifiCorp," said Alan Richardson, CEO designate of PacifiCorp. "We appreciate the FERC giving our application expedited approval."

     The transaction already has been cleared in the U.S. under the Hart-Scott-Rodino Antitrust Improvements Act and by regulatory authorities in the United Kingdom and Australia.

     Applications for regulatory approval are pending in Oregon, Utah, Wyoming, Washington and Idaho, while California approved the transaction last week.

     ScottishPower shareholders approved the transaction Tuesday and PacifiCorp shareholders are meeting in Salt Lake City Thursday to vote on the merger.

                                       ###